Exhibit (h)(xxiv)

SECOND AMENDMENT TO CREDIT AGREEMENT

This SECOND AMENDMENT TO CREDIT AGREEMENT, dated as of December 20, 2019 (this “Amendment”), amends the Credit Agreement dated as of December 20, 2017 (effective as of December 22, 2017) (as previously amended, the “Credit Agreement”) of Advisers Investment Trust, a business trust organized under the laws of the State of Delaware (“Borrower”), for itself and on behalf of each of the following: JOHCM International Small Cap Equity Fund, JOHCM Global Equity Fund, JOHCM Emerging Markets Opportunities Fund, JOHCM International Select Fund, JOHCM Asia Ex-Japan Equity Fund, JOHCM Emerging Markets Small Mid Cap Equity Fund, JOHCM International Opportunities Fund and JOHCM Global Income Builder Fund, (each individually, a “Fund” and collectively, the “Funds”) and The Northern Trust Company (the “Lender”). Terms defined in the Credit Agreement are, unless otherwise defined herein or the context otherwise requires, used herein as defined therein.

WHEREAS, the Borrower has requested to amend the Credit Agreement in certain respects, including to extend the maturity date under Credit Agreement on the terms set forth herein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

1.    AMENDMENTS. Subject to the effectiveness hereof pursuant to Section 2, Credit Agreement is amended as follows:

1.1    Available Loan Amount. Section 1.01 is amended to amend the definition of “Available Loan Amount” by replacing the percentage “20%” with the percentage “30%” where it appears therein.

1.2    Maturity Date. Section 1.01 is amended to amend the definition of “Maturity Date” in its entirety to read as follows:

“Maturity Date” means December 20, 2020.

1.3    LIBOR Replacement. Section 2.06(g) is amended to add the following at the end thereof:

(ii)    Notwithstanding anything to the contrary herein, after the Lender notifies Borrower of the occurrence of a Benchmark Discontinuance Event, all Loans shall be automatically converted to Federal Funds Rate Loans. For purposes hereof:

“Benchmark Discontinuance Event” means the occurrence of one or more of the following events with respect to the Daily LIBOR Rate:

(A)    a public statement or publication by a Relevant Government Body, by the regulatory supervisor or administrator of the LIBOR Publisher, or by a court, insolvency official or other entity with jurisdiction over the administrator of the LIBOR Publisher, announcing that the administrator of the LIBOR Publisher has ceased or will cease to provide the Daily LIBOR Rate permanently or indefinitely; or

(B)    a public statement or recommendation by a Relevant Government Body that the Daily LIBOR Rate is no longer a representative benchmark in the U.S. loan market or that the Daily LIBOR Rate should no longer be used; or

(C)    Lender determines, giving due consideration to then-current market practices for similar U.S. dollar denominated credit facilities, that new or amended bilateral loans are incorporating a replacement benchmark rate for the Daily LIBOR Rate.

“Relevant Governmental Body” means the government of the United States of America or any court, governmental body or other regulator or agency asserting jurisdiction over the Lender, the Federal Reserve Board, the Federal Reserve Bank of New York, or a committee endorsed or convened by any of the foregoing.

1.4    Net Asset Value. Section 7.15 is amended in its entirety to read as follows:

7.15    NAV.

(a)    Permit the aggregate NAV of such Borrower’s investment portfolio to decline in value by more than 50% in any single calendar quarter; or

(b)    As of the last day of a measurement period, permit the NAV per share price, as calculated at the end of that period and adding back the amount or value of all Restricted Payments made by such Fund during such period to NAV, to decline by more than (i) 25% from the NAV per share price of such Fund as of the last day of the previous calendar quarter or (ii) 35% from the NAV per share price of such Fund as of the last day of the calendar quarter-end twelve (12) months before the current calendar quarter. For the avoidance of doubt, when calculating the NAV per share of the previous period as described in (i) and (ii) there will be no add back of Restricted Payments.

2.    CONDITIONS PRECEDENT. This Amendment shall become effective when each of the conditions set forth in this Section 2 shall have been satisfied.

2.1    Receipt of Documents. The Lender shall have received (a) a fully executed copy of this Amendment and (b) an officer’s certificate certifying resolutions of the Borrower authorizing the execution and delivery of this Amendment and the performance of the Credit Agreement, as amended by this Amendment (the “Amended Credit Agreement”), certified as being in full force and effect without modification or amendment.

2.2    Compliance with Warranties, No Default, etc. Both before and after giving effect to this Amendment, the following statements by the Borrower shall be true and correct (and the Borrower, by its execution of this Amendment, hereby represents and warrants to the Lender that such statements are true and correct as at such times):

(a)    the representations and warranties of the Borrower contained in Article V of the Credit Agreement or any other Loan Document or which are contained in any document furnished at any time under or in connection herewith or therewith, are true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) (except to the extent that such representations and warranties specifically refer to an earlier date, in which case, as of such earlier date); and

(b)    no Default has occurred and is continuing or exists on the date hereof.

2.3    Costs and Expenses. The Lender shall have received payment in immediately available funds of all costs and expenses incurred by the Lender (including the fees and out-of-pocket expenses of counsel to the Lender) in connection with the preparation, execution and delivery of this Amendment that have been submitted to the Borrower for payment on or prior to the date hereof.

3.    REPRESENTATIONS AND WARRANTIES. To induce the Lender to enter into to this Amendment, the Borrower hereby represents and warrants to the Lender as follows:

3.1    Due Authorization, Non-Contravention, etc. The execution, delivery and performance by the Borrower of this Amendment are within the Borrower’s powers, have been duly authorized by all necessary trustee action, and do not:

(a)    contravene the Borrower’s constitutional documents; or

(b)    contravene any contractual restriction, law or governmental regulation or court decree or order binding on or affecting the Borrower.

3.2    Government Approval, Regulation, etc. No authorization or approval of or other action by, and no notice to or filing with, any governmental authority or regulatory body or other Person is required for the due execution, delivery or performance by the Borrower of this Amendment.

3.3    Validity, etc. This Amendment constitutes the legal, valid and binding obligation of the Borrower (on behalf of itself and each Fund) enforceable in accordance with its terms.

4.    MISCELLANEOUS.

4.1    Continuing Effectiveness, etc. From and after the date hereof, each reference to the Credit Agreement that appears in any other Loan Document shall be deemed to be a reference to the Credit Agreement as amended hereby. The Amended Credit Agreement and each other Loan Document remain in full force and effect and each is hereby ratified, approved and confirmed in each and every respect.

4.2    Severability. Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Amendment or affecting the validity or enforceability of such provision in any other jurisdiction.

4.3    Execution in Counterparts. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. A signature hereto delivered by facsimile or in .pdf or a similar format shall be effective as delivery of an original counterpart.

4.4    Headings. The various headings of this Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Amendment or any provisions hereof.

4.5    Governing Law. THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS.

4.6    Fund Removal. For the avoidance of doubt, the parties hereto agree that JOHCM US Small Mid Cap Equity Fund shall no longer be a “Fund” under and as defined in the Credit Agreement and the Borrower shall no longer request Loans on behalf of JOHCM US Small Mid Cap Equity Fund.

IN WITNESS WHEREOF, each of the parties hereto have caused this Amendment to be executed as of the day and year first above written.

ADVISERS INVESTMENT TRUST, a Delaware business trust, for itself and on behalf of each of the following funds
JOHCM International Small Cap Equity Fund
JOHCM Global Equity Fund
JOHCM Emerging Markets Opportunities Fund
JOHCM International Select Fund
JOHCM Asia Ex-Japan Equity Fund
JOHCM Emerging Markets Small Mid Cap
Equity Fund
JOHCM International Opportunities Fund
JOHCM Global Income Builder Fund

By:	/s/ Barbara J. Nelligan
	Name:	Barbara J. Nelligan
	Title:	President, Advisers Investment Trust

THE NORTHERN TRUST COMPANY

By:	/s/ David J. Mitchell
	Name:	David J. Mitchell
	Title:	Senior Vice President

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